Exhibit 4.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                $0.001 Par Value

                             SUMMIT LIFE CORPORATION


                        Pursuant to Section 1032G of the
                General Corporation Act of the State of Oklahoma


         Pursuant to Section 1032 of the General Corporation Law of the State of Oklahoma, the undersigned hereby certifies that the following resolution was adopted by the Board of Directors of Summit Life Corporation, an Oklahoma corporation (the "Company"), pursuant to a duly called meeting of the Board of Directors on September 29, 2000:

         RESOLVED, that pursuant to authority conferred on the Board of Directors of the Company by its Amended and Restated Certificate of
Incorporation, a series of Preferred Stock, par value $.001 per share, is created and the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be 1,000,000 shares of Series B Preferred Stock, with a par value of $.001 per share. There has previously been created from the Five Million (5,000,000) shares of preferred stock, par value $0.001, authorized under the Certificate of Incorporation, a series of preferred stock designated as Series A Cumulative Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), pursuant to a Certificate of Designation filed with the Oklahoma Secretary of State on May 11, 1999 (the "Series A Certificate of Designation").

         SECTION 2. RANKING. As long as any shares of the Series B Preferred Stock are outstanding, the Series B Preferred Stock will rank senior to the Corporation's common stock, par value $0.01 (the "Common Stock") as to the payment of dividends and senior to the Common Stock as to the payment of distributions upon the Company's liquidation, winding-up and dissolution, and will rank junior to the Series A Preferred Stock with respect to the payment of dividends, and will rank pari passu to the Series A Preferred Stock with respect to the payment of distributions upon the Company's liquidation, winding-up and dissolution, subject, however, to the liquidation values stated in this Certificate of Designation and the Series A Certificate of Designation.

         SECTION 3.  DIVIDENDS AND DISTRIBUTIONS.


         (A) Subject to the prior and superior rights of the holders of Senior Dividend Stock (as defined in Section 13 hereof), each holder of Series B Preferred Stock shall be entitled to receive, and shall so receive, dividends as may be fixed by the board of directors pursuant to law, which shall be noncumulative, and which shall be set aside and paid before any dividend shall be set aside or paid upon the Junior Stock (as defined in Section 13 hereof).

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         (B) The Board of Directors may fix a record date for the  determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         SECTION 4. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall have no voting rights, except as provided by Section 11 hereof or as may be specifically reserved to such holders by the Oklahoma General Corporation
Act:

         SECTION 5. CERTAIN RESTRICTIONS.


         (A) Until all declared and unpaid dividends and distributions on outstanding shares of Series B Preferred Stock shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, PROVIDED, HOWEVER, that the Company may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock;

                  (ii) declare or pay dividends on or make any other distributions on any shares of Dividend Parity Stock (as defined in Section 13 hereof), except dividends paid ratably on shares of Series B Preferred Stock and shares of all such Dividend Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Series B Preferred Stock and all such shares then entitled;

                  (iii) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock or any shares of Dividend Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         SECTION 6. RETIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Company creating a series of preferred stock or any similar shares or as otherwise required by law.

         SECTION 7. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distributions shall be made (i) to the holders of shares of Junior Stock unless the holders of Series B Preferred Stock shall have received $1 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of Series B Preferred Stock and all Liquidation Parity Stock, shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Series B Preferred Stock and Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

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         A  consolidation  or  merger  of the  Company  with or into  any  other corporation or corporations, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution, or winding up of the Company.

         SECTION 8. REDEMPTION. The shares of Series B Preferred Stock shall be redeemable, in whole or in part, at the option of the Company at any time after a default by the holder(s) of the Series B Preferred Stock of any of such holder(s)'s obligations under the Subscription Agreement relating to such holder(s)'s subscription for the shares of Series B Preferred Stock (the "Subscription Agreement").

         SECTION 9. CONVERSION.

         (A) Each share of Series B Preferred Stock may be converted, at any time after March 31, 2003, into fully paid and nonassessable whole shares of Common Stock of the Company on a 1-for-1 basis; provided, however, that no conversion right shall exist if the holder of the Series B Preferred Stock sought to be converted shall be in default of any of his obligations under the Subscription Agreement; provided, further, that until the payment in full of the promissory note executed by a holder of the Series B Preferred Stock pursuant to the terms of his Subscription Agreement, the conversion right with respect to such holder shall only be exercisable with respect to that number of shares of Series B Preferred Stock as shall equal the product obtained by multiplying (x) the total number of shares of Series B Preferred Stock subscribed by such holder by (y) a fraction, the numerator shall be the amount of monies actually received by the Company in payment of the aggregate principal subscription amount for the Series B Preferred Stock subscribed by such holder (exclusive of any interest paid with respect to such principal), and the denominator of which shall be the total amount subscribed for by such holder.

         (B) The Company shall issue new certificates representing such converted securities as soon as reasonably practicable after receipt of duly executed forms, with signatures guaranteed if required by the Company, effecting such conversion. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Company shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

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         (C) If the Company  subdivides  or combines the  outstanding  shares of
Common Stock into a greater or lesser number of shares of such Common Stock (and a similar adjustment has not been made in respect of the Series B Preferred Stock), the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be proportionately increased in case of a subdivision or decreased in case of a combination, effective in all cases at the close of business on the record date for each subdivision or combination. In the event there is a recapitalization of the Company involving Common Stock or Preferred Stock, or if the Company is consolidated with or merged into any other Company or if it sells or disposes of all or substantially all of its assets to any other person, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale, or disposition such that each holder of Series B Preferred Stock shall be entitled to receive the same kind and amount of securities or assets as he would have received upon such
recapitalization,   consolidation,  merger,  sale,  or  disposition  if  he  had converted his shares of Series B Preferred Stock into shares of Common Stock of the Company immediately prior to the record date for such transaction. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock or Series B Preferred Stock which would be delivered upon any such conversion, the Company, may at its sole option, in lieu of delivering the fractional share thereof, pay to the holder surrendering shares of the Series B Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Company.

         SECTION 10. PIGGYBACK REGISTRATION RIGHTS. At any time after March 31, 2003, whenever the Company proposes to register any Common Stock for its own or the account of others under the Securities Act of 1933, as amended, for a public offering, other than (i) any shelf registration of shares to be used as consideration for acquisitions of additional businesses by the Company and (ii) registrations relating to employee benefit plans, the Company shall give each holder of the Series B Preferred Stock prompt written notice of its intent to do so. Upon the written request of any holder given within 15 business days after receipt of such notice, the Company shall cause to be included in such registration all shares of Common Stock into which the Series B Preferred Stock is convertible (the "Conversion Securities" (including any shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Conversion Securities) which any holder requests; provided, however, if the Company is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 10 that the number of shares to be sold by persons other than the Company is greater than the number of such shares which can be offered without adversely affecting the offering, the Company may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter.

         SECTION 11. AMENDMENT. The provisions of this Certificate of Designation shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another Company, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class.

         SECTION 12. FRACTIONAL SHARES. The Series B Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series B Preferred Stock.

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         SECTION 13.  CERTAIN  DEFINITIONS.  As used herein with  respect to the
Series B Preferred Stock, the following terms shall have the following meanings:

         (A) The term "Dividend Parity Stock" as used herein with respect to Series B Preferred Stock shall be deemed to mean all other stock of the Company ranking equally with the Series B Preferred Stock as to the payment of dividends.

         (B) The term "Junior Stock" as used herein with respect to Series B Preferred Stock shall be deemed to mean the Common Stock and all other stock of the Company ranking junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation.

         (C) The term "Liquidation Parity Stock" as used herein with respect to Series B Preferred Stock shall be deemed to mean the Series A Preferred Stock and all other stock of the Company ranking equally therewith as to distribution of assets upon liquidation.

         (D) The term "Senior Dividend Stock" as used herein with respect to Series B Preferred Stock shall be deemed to mean the Series A Preferred Stock and all other stock of the Company ranking senior to the Series B Preferred Stock as to the payment of dividends.

         IN WITNESS WHEREOF, Summit Life Corporation has caused this Certificate to be signed and attested on this ___ day of September, 2000.

                                              SUMMIT LIFE CORPORATION



                                              By:_______________________________
                                                   Charles L. Smith, President


ATTEST:

By:________________________________
     Quinton Hiebert, Secretary





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